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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Equity Office Properties Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒ No fee required.
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________________________________________________________________________________

EQUITY OFFICE PROPERTIES TRUST

2004 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Wednesday, May 19, 2004

at 8:30 a.m. local time
One North Franklin Street
3rd Floor
Chicago, Illinois 60606

EQUITY OFFICE PROPERTIES TRUST

Two North Riverside Plaza, Suite 2100

Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING

      It is a pleasure to invite you to the 2004 annual meeting of shareholders of Equity Office Properties Trust (“Equity Office”) to be held at One North Franklin Street, 3rd Floor, Chicago, Illinois on Wednesday, May 19, 2004 at 8:30 a.m. local time, for the following purposes:

•	To elect nine trustees to a one-year term;

•	To ratify the Audit Committee’s appointment of Ernst & Young LLP to act as Equity Office’s independent auditors for 2004; and

•	To conduct such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

      Only shareholders of record of Equity Office common shares at the close of business on March 12, 2004 are entitled to vote at the 2004 annual meeting or any adjournment or postponement of the meeting.

      Whether you own a few or many common shares and whether you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. You may be able to vote your common shares by using a toll-free telephone number or the Internet. Instructions for using these convenient services are provided on the proxy card and in the attached proxy statement. If you prefer, you may still vote your common shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your common shares voted in accordance with the Trustees’ recommendations.

By Order of the Board of Trustees

Stanley M. Stevens
Executive Vice President,
Chief Legal Counsel and
Secretary

April 14, 2004

PROXY STATEMENT

i

EQUITY OFFICE PROPERTIES TRUST

Two North Riverside Plaza, Suite 2100

Chicago, Illinois 60606

PROXY STATEMENT

      Your vote is very important. For this reason, our Board of Trustees is soliciting the enclosed proxy to allow your common shares of beneficial interest to be represented and voted, as you direct, by the proxy holders named in the enclosed proxy card at the 2004 annual meeting of shareholders of Equity Office Properties Trust to be held on Wednesday, May 19, 2004, at 8:30 a.m. local time. “We,” “our” and “Equity Office” refer to Equity Office Properties Trust. This proxy statement, the enclosed proxy card and our 2003 Annual Report to Shareholders, which was prepared on an integrated basis with our Annual Report on Form 10-K for the year ended December 31, 2003, are being mailed to shareholders beginning on or about April 14, 2004. Shareholders may obtain a copy of the exhibits to Equity Office’s Form 10-K for the year ended December 31, 2003 upon payment of a reasonable fee by writing to Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606-2703, Attention: Diane M. Morefield. You may also view the exhibits to our Form 10-K in the Investor Relations section of our website at www.equityoffice.com.

INFORMATION ABOUT THE MEETING AND VOTING

What am I voting on?

      The Board of Trustees is soliciting your vote for:

•	The election of nine trustees to a one-year term; and

•	Ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as Equity Office’s independent auditors for 2004.

      With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

Who is entitled to vote?

      Common shareholders of record as of the close of business on March 12, 2004 (record date) are entitled to vote on matters that come before the meeting. Common shares can be voted only if the shareholder is present in person or is represented by proxy. At the close of business on the record date, there were 403,094,898 common shares outstanding and entitled to vote. A list of shareholders entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the meeting, between the hours of 8:30 a.m. and 4:30 p.m. local time, at our corporate offices located at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606. You may arrange to review this list by contacting Stanley M. Stevens, the Secretary of Equity Office.

How many votes do I have?

      Each common share has one vote. The enclosed proxy card shows the number of common shares that you are entitled to vote.

How do I vote?

      You can ensure that your common shares are voted at the meeting by submitting your instructions by telephone, by Internet or by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Maryland law permits a shareholder to authorize another person to act as proxy and to transmit that authorization to the proxy by any telephonic or electronic means (including the Internet). If the telephone or Internet option is available to you, we strongly encourage you to use it because it is faster and less costly. Registered shareholders can transmit their voting instructions by telephone by calling 1-877-PRX-VOTE (1-877-779-8683) or on the Internet at http://www.eproxyvote.com/eop. Telephone and Internet voting are available 24 hours a day until midnight (Chicago time) immediately prior to the annual meeting. Have your proxy card with you if you are going to transmit your voting instructions by telephone or the Internet. To vote by mail, please sign, date and mail your proxy card in the envelope provided.

      If you own your shares through a bank or broker, you should follow any separate instructions provided to you. Although most banks and brokers now offer telephone and Internet voting, availability and specific procedures will depend on their voting arrangements.

      For participants in the Equity Office Dividend Reinvestment and Share Purchase Plan or the Non-Qualified Employee Share Purchase Plan, your plan shares will be voted as you specify on your proxy card and will not be voted if the proxy card is not returned or if you do not vote by telephone or the Internet. For employees holding restricted shares acquired through the 1997 Share Option and Share Award Plan or the 2003 Share Option and Share Incentive Plan, your shares will be voted as you specify on your proxy card and will not be voted if the proxy card is not returned or if you do not provide voting instructions by telephone or the Internet. Employees and trustees who hold phantom share units in the Equity Office Second Amended and Restated Supplemental Retirement Savings Plan (“SRP”) are permitted to direct the voting of the shares held by the SRP trustee, Merrill Lynch Trust Company, corresponding to the number of phantom share units credited to the SRP participant’s plan account.

      If you attend the annual meeting in person, you may request a ballot when you arrive. If your shares are held in the name of your bank, broker or other nominee, prior to attending the meeting you need to request a legal proxy from your bank, broker or nominee as indicated on the back of the Voter Information form you received with your proxy material. The legal proxy must be presented to vote these shares in person at the annual meeting.

Does Equity Office have a policy for confidential voting?

      Equity Office has a confidential voting policy. All proxies and other materials, including telephone and Internet voting, are kept confidential and are not disclosed to third parties. Such voting documents are available for examination by the inspector of election and certain personnel associated with processing proxy cards and tabulating the vote. We plan to appoint one independent inspector of election, a representative of our transfer agent, EquiServe, to review and confirm the tabulation of votes at the annual meeting.

What if I return my proxy but do not mark it to show how I am voting?

      If your proxy card is signed and returned without specifying your choices, your shares will be voted as recommended by the Board of Trustees.

What are the Board’s recommendations?

      The Board recommends that you vote FOR Proposals 1 and 2.

What vote is required to approve each proposal?

      Election of Trustees: There is no cumulative voting in the election of Trustees. The nine Trustees are elected by a plurality of votes cast at the meeting. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.

      Ratification of Appointment of Independent Auditors: This proposal requires the affirmative vote of a majority of the votes cast. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.

What if other items come up at the annual meeting and I am not there to vote?

      We are not now aware of any matters to be presented at the annual meeting other than those described in this proxy statement. When you return a signed and dated proxy card or provide your voting instructions by telephone or the Internet, you give the proxy holders (the names of which are listed on your proxy card) the discretionary authority to vote on your behalf on any other matter that is properly brought before the annual meeting.

Can I change my vote?

      You can change your vote by revoking your proxy at any time before it is exercised in one of four ways:

•	Notify Equity Office’s Secretary (Stanley M. Stevens, c/o Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606-2703) in writing or by facsimile (at 312-559-5021) before the annual meeting that you are revoking your proxy;

•	Submit another proxy with a later date;

•	Submit your voting instructions again by telephone or the Internet; or

•	Vote in person at the annual meeting.

What does it mean if I receive more than one proxy card?

      Some of your shares are likely registered differently or are in more than one account. You should vote each of your accounts by telephone or the Internet or mail. If you mail proxy cards, please sign, date and return each proxy card to guarantee that all of your shares are voted. If you hold your shares in registered form and wish to combine your shareholder accounts in the future, you should contact our transfer agent, EquiServe, at 1-800-533-5001. Combining accounts reduces excess printing and mailing costs, resulting in savings for Equity Office that benefit you as a shareholder.

What if I receive only one set of proxy materials although there are multiple shareholders at my address?

      If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606-2703, Attention: Diane M. Morefield (telephone number: 1-800-692-5304). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Ms. Morefield in the same manner.

What constitutes a quorum?

      The presence of the owners of a majority (greater than 50%) of the common shares entitled to vote at the annual meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or the Internet, or if you vote at the annual meeting.

      Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a bank or broker holding shares for a beneficial shareholder does not vote on a particular proposal because the bank or broker does not have discretionary voting power with respect to the item and has not received voting instructions from the beneficial shareholder.

How do I access proxy materials on the Internet?

      Shareholders can access our notice of annual meeting and proxy statement and annual report on the Internet on the Equity Office website at www.equityoffice.com (“Investor Relations” tab). For future shareholder meetings, registered shareholders can further save us expense by consenting to access their proxy statement and annual report electronically. You can choose this option by transmitting your voting instructions for your shares via the Internet. Prior to voting your shares, you will be prompted to indicate your preference of receiving materials electronically or via standard mail in the future. You may select electronic delivery for each account held in your name. Your choice will remain in effect unless you revoke it by contacting our transfer agent, EquiServe, at 1-800-733-5001.

How do I submit a shareholder proposal for next year’s annual meeting?

      Shareholder proposals may be submitted for inclusion in our 2005 annual meeting proxy statement after the 2004 annual meeting, but must be received no later than December 15, 2004. Proposals should be sent via registered, certified, or express mail to: Stanley M. Stevens, Executive Vice President, Chief Legal Counsel and Secretary, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606. See also “SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING” later in this proxy statement.

What do I need to do to attend the annual meeting?

      If you are a holder of record, you should indicate on your proxy card that you plan to attend the meeting by marking the box on the proxy card provided for that purpose.

      For the safety and comfort of our shareholders, admission to the annual meeting will be restricted to:

•	Shareholders of record as of March 12, 2004;

•	Beneficial shareholders whose shares are held by a bank, broker or other nominee, and who present proof of beneficial ownership as of March 12, 2004;

•	Representatives of the press or other news media with proper credentials;

•	Financial analysts with proper credentials; and

•	Employees and representatives of Equity Office whose job responsibilities require their presence at the meeting.

      Please note that space limitations may make it necessary to limit attendance. Admission to the meeting will be on a first-come, first-served basis. No more than two representatives of any corporate or institutional shareholder will be admitted to the meeting.

      If you attend the meeting, you may be asked to present valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices, and other electronic devices will not be permitted, and attendees may be subject to security inspections or other security precautions.

PROPOSAL 1: ELECTION OF TRUSTEES

Board of Trustees

      The business and affairs of Equity Office are managed under the direction of our Board of Trustees. Our Board has responsibility for establishing broad corporate policies and for the overall performance of Equity Office, rather than for day-to-day operating details. Our Board currently consists of 12 trustees. Three of our current trustees, Jerry M. Reinsdorf, Warren E. Spieker, Jr. and William Wilson III, have chosen not to stand for re-election at the annual meeting. Accordingly, effective at the annual meeting, the size of the Board will be reduced to nine members and nine trustees will be elected to new one-year terms. Our Board held six meetings during 2003. No trustee attended fewer than 75% of the meetings of the Board and those committees on which he or she served during the year.

      The proxy holders named on the proxy card intend to vote for the election of the nine nominees listed below. The Board has selected these nominees on the recommendation of the Nominating and Governance Committee. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card or, if you are voting by telephone or the Internet, follow the instructions provided when you vote. Trustees will be elected by a plurality of the votes cast. Any shares not voted, whether by abstention, broker non-vote, or otherwise, will have no impact on the vote.

      If at the time of the meeting one or more of the nominees have become unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Nominating and Governance Committee. The Nominating and Governance Committee knows of no reason why any of the nominees will be unable to serve.

      Trustees elected at the annual meeting will hold office until the next annual meeting or until their successors have been elected and qualified. For each nominee there follows a brief listing of principal occupation for at least the past five years, other major affiliations, and age as of April 14, 2004.

Nominees for Election as Trustees

Thomas E. Dobrowski	Age: 60	Trustee since 1997

      Mr. Dobrowski has been the managing director of real estate and alternative investments of General Motors Asset Management, an investment advisor to several pension funds, including those of General Motors Corporation, its subsidiaries and affiliates, since December 1994. Mr. Dobrowski is a director of Manufactured Home Communities, Inc., a real estate investment trust engaged in the ownership and management of manufactured home communities, and a trustee of Capital Trust, Inc., a specialized finance company.

William M. Goodyear	Age: 55	Trustee since 1997

      Mr. Goodyear has been chairman of the board and chief executive officer of Navigant Consulting, Inc., a management consulting company specializing in the energy and financial claims sectors, since May 2000 and has been a director of Navigant Consulting, Inc. since December 1999. From July 1997 until January 1999, he was chairman of Bank of America Illinois, the Midwest business unit of BankAmerica Corporation, and was president of Bank of America’s Global Private Bank. Mr. Goodyear is a member of the board of trustees of the Museum of Science and Industry in Chicago, Illinois, the University of Notre Dame and Rush University Medical Center in Chicago, Illinois.

James D. Harper, Jr.	Age: 70	Trustee since 1997

      Mr. Harper has been president of JDH Realty Co., a real estate development and investment company, since 1982. Since January 2000, he has been a managing partner of AH Development, S.E. and AH HA Investments, S.E., special limited partnerships formed to develop land in Puerto Rico, and he was a co-managing partner from 1988 until December 1999. Mr. Harper is a trustee of Equity Residential, previously known as Equity Residential Properties Trust, a real estate investment trust that owns and operates multifamily residential properties.

Richard D. Kincaid	Age: 42	Trustee since 2002

      Mr. Kincaid has been President of Equity Office since November 2002 and was named Chief Executive Officer of Equity Office effective April 1, 2003. From March 1997 until November 2002, Mr. Kincaid was Executive Vice President of Equity Office and was Chief Operating Officer from September 2001 until November 2002. He also was Chief Financial Officer of Equity Office from March 1997 until August 2002 and Senior Vice President from October 1996 until March 1997. From July 1995 until October 1997,

Mr. Kincaid was Senior Vice President and Chief Financial Officer of Equity Office Holdings, L.L.C., a predecessor of Equity Office, and he was Senior Vice President of Equity Group Investments, Inc., a private investment company, from February 1995 until July 1995.

David K. McKown	Age: 66	Trustee since 1997

      Mr. McKown has been a senior advisor to Eaton Vance Management, an investment fund manager located in Boston, Massachusetts, since May 2000. From 1993 until April 2000, he was a group executive of Diversified Finance of BankBoston, N.A., a commercial bank. Mr. McKown is a director of American Investment Bank, N.A., a national banking association and a subsidiary of Leucadia National Corporation, Safety Insurance Group, Inc., a writer of private passenger automobile insurance in Massachusetts, and Newcastle Investment Corp., a real estate investment trust investing in real estate securities and other real estate assets.

Sheli Z. Rosenberg	Age: 62	Trustee since 1997

      Ms. Rosenberg has been an Adjunct Professor at Northwestern University’s J. L. Kellogg Graduate School of Business since April 2003. From February 2000 until October 2003, she was vice chairman of Equity Group Investments L.L.C., a private investment company. From January 1999 until January 2000, Ms. Rosenberg was chief executive officer and president of Equity Group Investments L.L.C. and was chief executive officer and president of Equity Group Investments, Inc. from November 1994 through December 1998. Ms. Rosenberg is a director of: Manufactured Home Communities, Inc.; CVS Corporation, a drugstore chain; Cendant Corporation, a member-based consumer-services company that provides access to travel, shopping, dining, financial, and other services; and Ventas, Inc., a real estate investment trust that owns real estate leased to nursing home care providers. Ms. Rosenberg also is a trustee of Equity Residential.

Edwin N. Sidman	Age: 61	Trustee since 1998

      Mr. Sidman has been chairman of the board of The Beacon Companies, a private company in Boston, Massachusetts involved in real estate investment, development and management, since 1998 and was president of The Beacon Companies for more than five years prior to 1998. From 1994 until its merger into Equity Office in December 1997, Mr. Sidman served as chairman of the board and a director of Beacon Properties Corporation, a real estate investment trust that owned and operated office and retail buildings throughout the United States. Mr. Sidman is chairman of H2O Applied Technologies, a water and energy conservation company in Boston, Massachusetts, and is a Trustee Emeritus of Duke University and a member of the board of directors and executive committee of the United Way of Massachusetts Bay.

Jan H.W.R. van der Vlist	Age: 49	Trustee since 2000

      Mr. van der Vlist has been director of structured investments of Stichting Pensioenfonds Voor De Gezondheid Geestelijke en Maatschappelijke Belangen (“PGGM”), a Dutch pension fund, since September 2002. From 1998 until September 2002, he was director of real estate of PGGM and he was deputy director of real estate of PGGM from January 1997 until May 1998. Mr. van der Vlist is a board member of Société Foncière des Pimonts, a real estate company listed on the Paris Stock Exchange that operates non-residential properties in Paris.

Samuel Zell	Age: 62	Trustee since 1996

      Mr. Zell has been Chairman of the Board of Equity Office since 1996. He was interim Chief Executive Officer of Equity Office from April 2002 until April 2003 and was interim President of Equity Office from April 2002 until November 2002. Since January 1999, Mr. Zell has been chairman of Equity Group Investments, L.L.C. and, for more than five years, until December 1998, was chairman of Equity Group Investments, Inc., each a private investment company. Mr. Zell is a director and chairman of the board of: Anixter International Inc., a global distributor of structured cabling systems, electrical, electronic wire and cable for private and public networks; Manufactured Home Communities, Inc.; Capital Trust, Inc.; and Rewards Network Inc. (previously known as iDine Rewards Network, Inc. and as Transmedia Network Inc.), an administrator of loyalty-based consumer reward programs. Mr. Zell also is a trustee and chairman of the board of Equity Residential. Mr. Zell also is Chairman of the board of Danielson Holding Corporation, a holding company for insurance, marine transportation and waste-to-energy businesses, and since July 2002 has been chief executive officer of Danielson Holding Corporation. Mr. Zell has announced his intention to step down as chief executive officer and as a director and Chairman of the board of Danielson Holding Corporation prior to December 31, 2004.

      In connection with Equity Office’s acquisition of Cornerstone Properties Inc. in June 2000, Mr. van der Vlist was appointed as a trustee, with an initial term expiring in 2003, as required by the terms of the merger agreement for that transaction. Under the merger agreement and a related voting agreement entered into with PGGM, Equity Office also is obligated to nominate Mr. van der Vlist for reelection to the Board of Trustees in each year through 2006 if PGGM and its affiliates continue to own at least 21,000,000 of the issued and outstanding Equity Office common shares, as adjusted for stock splits or similar actions, at all times up to the time the trustees are being elected in those years. See “BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT.” If Mr. van der Vlist fails to stand for reelection in any year for any reason, or in the event of his death or earlier resignation, and if PGGM continues to own at least 21,000,000 of the issued and outstanding Equity Office common shares as described above, Equity Office is required to take all action necessary to nominate a replacement designated by PGGM for election or reelection as a trustee for an additional term, subject to Equity Office’s approval if the replacement is not an officer, director or employee of PGGM.

      The Board of Trustees recommends a vote FOR each of the nominees.

TRUST GOVERNANCE

      Equity Office first established Trust Governance Guidelines in February 2000 and conflicts of interest guidelines in May 1998. Over the past several months, the Board has implemented a number of additional corporate governance measures designed to serve the long-term interests of our shareholders and further align the interests of trustees and management with our shareholders. In response to the Sarbanes-Oxley Act of 2002 and related rule proposals by the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”), we have re-evaluated and made changes to our Trust Governance Guidelines, adopted revised charters for all of our key committees, adopted a code of ethics applicable to our chief executive officer, principal financial officer and principal accounting officer, and adopted separate codes of ethics for other officers and employees and for our trustees. The Amended and Restated Trust Governance Guidelines, the charters for all of our board committees and the described codes of ethics can be found at the Investor Relations section of our website at www.equityoffice.com.

      In light of these recent and ongoing developments, we provide the following discussion to bring you up to date with respect to our efforts to assure that Equity Office is governed by the highest standards and to advise you as to certain action taken in this regard by the Board at its meeting on February 18, 2004.

      Revised Trust Governance Guidelines. The Board adopted revised Trust Governance Guidelines. The Guidelines address a number of topics, including the role of the Board, trustee qualification and independence standards, trustee compensation, time requirements, management succession, executive sessions of independent and non-management trustees, annual board self-evaluations, and various committee matters. Although we do maintain, pursuant to our Guidelines, a separation of the role of Chairman of the Board from that of Chief Executive Officer, we have also established the position of lead independent trustee to chair meetings of the independent trustees and otherwise act as liaison between the Board and management.

      The Governance Committee will review the Trust Governance Guidelines on a regular basis, and the Board will review any proposed additions or amendments to the Guidelines.

      Independence of Trustees and Committees. The revised Trust Governance Guidelines require that a majority of the trustees must be independent as required under the applicable rules of the NYSE that will become applicable to us as of the date of our annual meeting of shareholders. The Board has determined that a majority of the Board is independent as defined under the new NYSE rules. Trustees who serve on the Compensation Committee and the Nominating and Governance Committee are also subject to these independence requirements. Trustees who serve on the Audit Committee are subject to additional independence requirements.

      To be considered independent under the new NYSE rules, the Board must determine that a trustee does not have a material relationship with Equity Office, EOP Operating Limited Partnership and/or its consolidated subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with any of those entities).

      Under the new NYSE rules, a trustee will not be independent if, within the last three years:

•	the trustee was employed by Equity Office;

•	an immediate family member of the trustee was employed by Equity Office as an executive officer;

•	the trustee, or an immediate family member of the trustee, received more than $100,000 per year in direct compensation from Equity Office, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service),

•	the trustee was affiliated with or employed by a present or former internal or external auditor of Equity Office;

•	an immediate family member of the trustee was affiliated with or employed in a professional capacity by a present or former internal or external auditor of Equity Office;

•	an Equity Office executive officer serves on the compensation committee of the board of directors of a company which employed the Equity Office trustee, or which employed an immediate family member of the trustee, as an executive officer; or

•	the trustee was an executive officer or an employee, an immediately family member of the trustee was an executive officer, of a company that makes payments to, or receives payments from, Equity Office for property or services in an amount which, in any single fiscal year, exceeded the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

      Each of the above standards contains a three-year “look-back” provision. A one-year look-back applies for the first year after November 4, 2003, when the new NYSE rules were adopted. The three-year look-back applies from and after November 4, 2004.

      In accordance with the new NYSE rules, the Board has established categorical standards to assist it in making the required independence determinations. The following relationships will not be considered to be material relationships that would impair a trustee’s independence: (a) subject to the thresholds contained in the last bullet point above, if a trustee, an immediate family member of a trustee, an affiliate of a trustee, or an affiliate of an immediate family member of a trustee, leases office or retail space from Equity Office, provided that the Conflicts Committee has determined that the rental rate and other terms of the lease are at market rate and terms in the aggregate at the time the lease is entered into (or renewed if the renewal is not pursuant to terms set forth in the lease in effect at the time of renewal) and (b) if a trustee, an immediate family member of a trustee, an affiliate of a trustee, or an affiliate of an immediate family member of a trustee, engages in a transaction or has a business relationship with Equity Office that is not required to be disclosed under Item 404 of Regulation S-K of the Securities Exchange Act of 1934. Whether trustees meet these categorical independence tests will be reviewed prior to their standing for re-election to the Board.

      The complete description of our categorical standards for independence of our trustees can be found in our revised Trust Governance Guidelines at the Investor Relations section of our website at www.equityoffice.com.

      Pursuant to the Trust Governance Guidelines, the Board undertook a review of the independence of trustees nominated for election at the upcoming annual meeting. During this review, the Board considered transactions and relationships during the prior year between each trustee or any member of his or her immediate family and Equity Office and its subsidiaries and affiliates, including those reported under

“CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” below. The Board also examined transactions and relationships between trustees or their affiliates and members of the senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the trustee is independent.

      As a result of this review, the Board affirmatively determined that all of the trustees nominated for election at the annual meeting are independent of Equity Office and its management under the independence standards of the NYSE that become effective at the time of the annual meeting, with the exception of Richard Kincaid, by reason of his position as President and Chief Executive Officer, and Mr. Zell, based on the transactions described below under “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

      Non-Management and Independent Trustees. Consistent with NYSE rules, the Trust Governance Guidelines call for the non-management trustees to meet in executive sessions without management. The Chairman of the Board (if he or she is not an employee) will preside at these executive sessions which will be held at the beginning of each regularly scheduled meeting of the Board and at such other times as any non-management trustee may request. In addition, our Trust Governance Guidelines provide for regular sessions of independent trustees (as defined by NYSE rules) in connection with each regularly scheduled meeting of the Board, which sessions are presided over by the lead independent trustee. The Board will designate its initial lead independent trustee at the time of the annual meeting.

      Shareholder Communication with Trustees. Interested parties may communicate any matters they wish to raise with the trustees by writing to our Chief Legal Counsel at Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606-2703, Attention: Chief Legal Counsel. The Chief Legal Counsel will deliver all appropriate communications to the Nominating and Governance Committee, which shall, in turn, deliver such communications, together with any appropriate recommendations, to the Board of Trustees not later than the next regularly scheduled meeting of the Board.

      Trustee Attendance at Annual Meeting. Pursuant to our Trust Governance Guidelines, each of our trustees is expected to attend each annual meeting of shareholders. Although our Board recognizes that conflicts may occasionally prevent a trustee from attending a Board or shareholder meeting, the Board expects each trustee to make every possible effort to keep such absences to a minimum. At our 2003 annual shareholders’ meeting, nine of the trustees then on our Board of Trustees were present.

COMMITTEES OF THE BOARD OF TRUSTEES

      Committees. The Board of Trustees has established a number of committees, including the Executive Committee, the Compensation Committee, the Audit Committee, the Nominating and Governance Committee and the Conflicts Committee, each of which is briefly described below. Effective as of the time of the annual meeting, the functions of the Nominating and Governance Committee will be split into two separate committees: a Nominating Committee and a Governance Committee. The charters for each of the committees named above (except for the Executive Committee and the Conflicts Committee) were recently revised to conform to the latest applicable NYSE listing standards. The current charter of our Audit Committee is attached to this proxy statement as Annex A. The current charters of all of our committees may be viewed in the Investor Relations/ Trust Governance section of our website at www.equityoffice.com.

      Executive Committee. Subject to limitations that are specified by resolutions adopted by the Board of Trustees, the Executive Committee has the general authority to approve the acquisition, disposition and financing of investments and to approve the execution of contracts and agreements, including those related to indebtedness. Our Executive Committee met once in 2003.

      Compensation Committee. The Compensation Committee determines compensation and benefits for all executive officers, oversees our equity compensation plans and assists in the establishment of policies applicable to employees generally. Our Compensation Committee met seven times during 2003. The Board has determined that each of the members of the Compensation Committee is an “independent” trustee within the meaning of the listing standards of the NYSE and applicable standards of the SEC.

      Audit Committee. The Audit Committee, among other duties, selects and engages the independent auditors, reviews with the independent auditors the plans and results of the audit engagement, approves professional services provided by the independent auditors, reviews the independence of the independent auditors, considers and approves the range of audit and non-audit fees and reviews the adequacy of Equity Office’s and EOP Operating Limited Partnership’s internal controls. The Audit Committee met five times during 2003. The Board has adopted a written charter for the Audit Committee. The Board has determined that each of the members of the Audit Committee is “independent” within the meaning of applicable rules of the NYSE and the Securities and Exchange Commission.

      Nominating and Governance Committee. Although the Board is ultimately responsible for selecting its own nominees for election as Trustees and recommending them for election by the shareholders, the Board has delegated to the Nominating and Governance Committee the power, authority, duties and responsibilities to recommend to the Board of Trustees nominees for election at the next annual meeting, or any special meeting of shareholders, and any person to be considered to fill a vacancy or a newly created trusteeship resulting from any increase in the authorized number of trustees. The Board of Trustees has adopted a charter for the Nominating and Governance Committee, which was amended and restated as of February 18, 2004. The Nominating and Governance Committee is also responsible for nominating board committee members, reviewing the Trust’s governance guidelines and assisting with the annual evaluation of the Board. Effective as of the date of the annual meeting, the nominating function will be delegated to a newly organized “Nominating Committee” and the responsibility to review the governance guidelines and assist with the evaluation of the Board will be delegated to a newly organized “Governance Committee.” The Board has determined that each of the members of the Nominating and Governance Committee is independent within the meaning of the listing standards of the NYSE. Our Nominating and Governance Committee met eight times during 2003.

      In connection with its annual process for identifying Trustees to be recommended to the Board for nomination or renomination, the Nominating and Governance Committee seeks to determine whether the proposed candidate demonstrates an ability and willingness to:

•	maintain the highest personal and professional ethics, integrity and values;

•	represent the long-term interests of shareholders;

•	exercise independence of thought, objective perspective and mature judgment;

•	constructively challenge ideas and assumptions;

•	understand the business operations and objectives of Equity Office and provide thoughtful and creative strategic guidance;

•	contribute to the ongoing development and effective functioning of the Board;

•	dedicate sufficient time, energy and attention to ensure the diligent and thoughtful performance of his or her duties; and

•	demonstrate sincere commitment to the long-term success of Equity Office and the achievement of its objectives.

      Additionally, in reviewing the qualifications of particular candidates, the Nominating and Governance Committee may choose to recommend individuals who can contribute an important, special or unique skill, expertise or perspective to the Board.

      The Nominating and Governance Committee also reviews the results of the evaluations provided by the Trustees with respect both to the Board and the individual trustees and considers these results in light of the criteria for individual trustees and objectives of the Board. Based on this process, the Nominating and Governance Committee is able to recommend, among other things, whether the existing Board contains the appropriate size, structure and composition, whether some or all of the incumbent Trustees should be recommended to the Board for re-nomination, and whether the Board should be enlarged to include additional Trustees.

      If the Board determines to seek additional Trustees for nomination, the Nominating and Governance Committee considers whether it is advisable to retain a third-party search firm to identify candidates. The Nominating and Governance Committee also considers nominees timely submitted by shareholders under and in accordance with the provisions of Article II, Section 13 of our Third Amended and Restated Bylaws. (See “SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING.”) In addition to satisfying the timing, ownership and other requirements specified in Section 13 of the Bylaws, a shareholder’s notice must set forth as to each person whom the shareholder proposes to nominate for election to the Board all information relating to such person that is required to be disclosed in solicitations of proxies for election of Trustees in an election contest, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a Trustee if elected).

      Conflicts Committee. Our Conflicts Committee charter requires that our Conflicts Committee review and either approve or recommend our Board’s approval of any transaction in which a trustee or executive officer has a direct or indirect interest of a material nature. Our Conflicts Committee met once and acted by written consent six other times during 2003, in each case to consider ordinary course lease transactions.

      The table below provides membership information for each of the Board committees:

Nominating
and
Name	Executive		Compensation		Audit		Governance		Conflicts

Mr. Dobrowski					X

Mr. Goodyear	X				X	*

Mr. Harper			X		X

Mr. Kincaid	X

Mr. McKown			X

Mr. Reinsdorf									X

Ms. Rosenberg			X	*			X

Mr. Sidman							X	*

Mr. Spieker									X

Mr. van der Vlist							X

Mr. Wilson

Mr. Zell	X	*

*	Chairperson

Audit Committee Financial Expert

      The Board has determined that Mr. Harper is qualified as an audit committee financial expert within the meaning of SEC regulations. In making this determination, the Board considered Mr. Harper’s: (a) understanding of generally accepted accounting principles (“GAAP”); (b) ability to apply GAAP to accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the issues likely to be raised by our financial statements, or experience actively supervising persons engaged in these activities; (d) understanding of internal control over financial reporting; and (e) understanding of audit committee functions.

      The Board also analyzed the means by which Mr. Harper acquired these attributes and, in particular, his current involvement in real estate development and investment, his history of over 25 years in real estate and commercial banking, and his additional relevant experience which includes: (a) extensive analyses of financial statements in connection with loans and workouts of financially troubled real estate companies; (b) prior service as CEO of two public real estate companies, where he reviewed and authorized all financial reporting, signed all representation letters to accountants, and actively supervised the accounting staff reporting to him; and (c) his service on the audit committee of two publicly held REITs.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF TRUSTEES

      The Audit Committee reviews our financial reporting processes on behalf of the Board of Trustees. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2003 Annual Report on Form 10-K with Equity Office’s management and the independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

      The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 90 (previously No. 61), Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from Equity Office and its management, including the matters in the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, a copy of which the Audit Committee has received.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in Equity Office’s 2003 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

William M. Goodyear, Chairman
Thomas E. Dobrowski
James D. Harper, Jr.

COMPENSATION OF TRUSTEES

      Annual Fees. Each of our non-employee trustees, except for Mr. Zell, receives an annual fee of $50,000 and an additional $4,000 per annum for each committee on which he or she serves. The chairman of the Audit Committee receives an additional $7,000 per annum for acting as chair of the Audit Committee, and the chairs of other committees receive an additional $2,000 per annum for each committee chaired. These fees are generally paid in Equity Office common shares and may be issued under our 1997 Share Option and Share Award Plan, as amended, or our 2003 Share Option and Share Incentive Plan, as amended. These fees are paid in cash to the respective employers of Messrs. Dobrowski and van der Vlist due to those trustees’ arrangements with their employers. During 2003, Mr. Kincaid, President and Chief Executive Officer, received no fees for his services as trustee.

      Long-term Incentive Compensation. Other than Mr. van der Vlist and Mr. Zell, non-employee trustees also receive an annual grant of $50,000 in long-term compensation, payable 25% in share options and 75% in restricted common shares of the Trust. The options and restricted share grants may be issued under our 1997 Share Option and Share Award Plan, as amended, or our 2003 Share Option and Share Incentive Plan.

Option Grants — The number of options in each option grant is determined using the same value per option and same exercise price that our Compensation Committee uses in making share option grants to certain of our new employees as of June 1 of each year. Each option grant has a term of ten years beginning on the grant date and vests in equal one-third increments on the sixth, twelfth and twenty-

fourth month anniversaries of the date of grant. However, the Compensation Committee has discretion to make the options subject to such other terms and conditions, including vesting and forfeiture, as the Compensation Committee may determine and may set forth in a Share Option Grant Agreement.

Restricted Share Grants — The number of restricted shares in each restricted share grant is determined using the same closing price of the our shares that our Compensation Committee uses for the grant of restricted shares to certain of our new employees in the second calendar quarter. Each restricted share grant vests in equal 20% increments on each of the five annual anniversary dates of the date of grant. However, the Compensation Committee does have discretion to make the restricted share award subject to such other terms and conditions, including vesting and forfeiture, as the Compensation Committee may determine and may set forth in a Restricted Shares Grant Agreement. Generally the Compensation Committee uses the same vesting period for the restricted share awards to the trustees that it uses for restricted share awards made in that year to our executive officers for their long-term incentive compensation.

      If an individual becomes a member of the Board other than at the annual meeting, he or she has generally been awarded a prorated grant of restricted shares and options based upon the number of days until the next annual meeting. Awards may be made under the terms of Equity Office’s 1997 Share Option and Share Award Plan, as amended, or under the 2003 Share Option and Share Incentive Plan, as amended.

      Because Mr. van der Vlist may not retain compensation paid to him as a trustee of Equity Office under guidelines imposed by PGGM, instead of the annual option and restricted stock grants described above for serving on the Board, Mr. van der Vlist shall receive share appreciation or other comparable rights (which shall be transferred to PGGM) exercisable for cash for an equivalent number of shares.

      Participation in SRP and ESPP. We have a deferred compensation plan in which trustees may participate. The trustees may defer receipt of their Board and committee fees paid in shares granted under our 1997 Share Option and Share Award Plan or 2003 Share Option and Share Incentive Plan into our Supplemental Retirement Savings Plan (“SRP”) on a tax-deferred basis. During 2003, all of the trustees (other than Messrs. van der Vlist and Dobrowski) participated in the SRP. Trustees also are eligible to participate in our Non-Qualified Employee Share Purchase Plan (“ESPP”). The ESPP provides a means by which trustees may purchase Equity Office common shares through voluntary cash investments. Trustees may contribute all or part of their trustee cash compensation and additional cash contributions, up to a maximum $100,000 during any calendar year, to purchase common shares under the ESPP. The purchase price for common shares issued under the ESPP equals 85% of the lesser of (a) the closing price of the common shares on the last day of the applicable purchase period and (b) the average closing price of the common shares during the applicable purchase period. In general, a trustee may not sell or transfer any shares purchased under the ESPP until the first anniversary of the purchase date. If the shares are sold before the one-year holding period has expired, the trustee is required to pay the full amount of any discount received when the shares were purchased under the ESPP. During 2003, the trustees participating in the ESPP were Messrs. Goodyear and Spieker.

      Chairman’s Compensation Agreement. Equity Office entered into a Compensation Agreement with Mr. Zell that was effective January 1, 2003 and modified as of February 17, 2004, for services provided by Mr. Zell as Chairman of the Board for the calendar years 2003, 2004 and 2005. The agreement entitles Mr. Zell to an annual long-term incentive grant of $3,250,000 of options and restricted shares. Mr. Zell is also responsible for his own business-related expenses. Subject to Mr. Zell’s continuing service as Equity Office’s Chairman, his annual long-term incentive grant of $3,250,000 will be allocated between options and restricted shares in the same ratio as approved by the Compensation Committee for the annual long-term incentive grants to Equity Office’s executive officers, utilizing the same valuation criteria described below.

      The number of options granted to Mr. Zell is determined by dividing the dollar amount allocated to options by the fair market value of each option using the same valuation criteria utilized by Equity Office’s Compensation Committee in its annual employee option grants made as of the same date. The exercise price for the options granted will be the closing price of Equity Office’s common shares as listed on the NYSE on the date immediately preceding the date of grant. The options are granted for a period of ten years and vest over a period of three years at a rate of one-third of such grant on each anniversary of the grant date.

      The number of restricted shares is determined by dividing the dollar amount allocated to restricted shares by the closing price of Equity Office’s common shares on the first trading date immediately preceding the date of grant. The restricted shares vest over a period of five years at a rate of 20% on each anniversary of the grant date, except as noted below for the award made in March 2004.

      The first award under this agreement was made in March 2004 for services rendered during 2003, and was comprised of options for 372,706 shares with an exercise price of $28.54 that vest in equal amounts over three years, and 85,406 restricted shares that vest in equal amounts over four years. The Compensation Committee decided to modify the vesting period of the restricted share portion of this award to match the vesting period of the restricted share awards made in 2004 to our executive officers for their long-term incentive compensation.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table shows the 2003 annual compensation for Samuel Zell (who acted as Chief Executive Officer of Equity Office during part of 2003) and Richard D. Kincaid, the current President and Chief Executive Officer of Equity Office, and the other four most highly compensated executive officers of Equity Office (the “Named Executive Officers”).

		Annual Compensation		Long-Term Compensation Awards

				Restricted	Securities	All Other
		Salary	Bonus	Common Share	Underlying	Compensation
Name and Principal Position(s)	Year	($)(1)	($)(2)(3)	Awards ($)(4)	Options (#)(5)	($)(6)

Richard D. Kincaid(7)	2003	$650,000	$1,000,013	$1,692,570	239,590	$11,540
President and Chief	2002	$430,384	$900,000	$1,722,000	135,000	$8,000
Executive Officer	2001	$410,000	$400,000	$1,786,840	120,000	$6,800
Samuel Zell(8)	2003	$328,210	$1,008,832	$2,465,265	348,960	$145
Chairman of the Board and	2002	$598,000	0	0	615,000	$15,563
Former Interim President and	2001	N/A	N/A	N/A	N/A	N/A
Chief Executive Officer
Peter H. Adams(9)	2003	$361,694	$218,161	$489,374	69,280	$11,390
Executive Vice President —	2002	$350,460	$220,000	$803,600	60,000	$8,000
Strategic Planning and	2001	$350,460	$275,000	$691,680	50,000	$6,800
Operations
Jeffrey L. Johnson(10)	2003	$383,904	$339,997	$135,044	156,250	$4,327
Executive Vice President and	2002	N/A	N/A	N/A	N/A	N/A
Chief Investment Officer	2001	N/A	N/A	N/A	N/A	N/A
Stanley M. Stevens	2003	$412,822	$225,009	$515,130	72,920	$11,445
Executive Vice President and	2002	$400,000	$200,000	$789,250	81,000	$8,000
Chief Legal Counsel	2001	$400,000	$225,000	$749,320	75,000	$6,800
Marsha C. Williams	2003	$392,993	$195,014	$419,463	59,380	$3,424
Executive Vice President and	2002	$140,582	$95,000	$390,600	30,000	$974
Chief Financial Officer	2001	N/A	N/A	N/A	N/A	N/A

(1)	Amounts shown include cash compensation earned and received by the named executive officers for service during the indicated year as well as amounts earned but deferred at the election of these officers.

(2)	Cash and non-cash bonuses payable in common shares, including amounts earned but deferred, are reported in the year in which the compensation service was performed even if the bonuses were paid in a subsequent year.

(3)	With the exception of Mr. Adams, none of the Named Executive Officers received a cash bonus for 2003. For 2003 (except for Mr. Adams), represents the dollar value of restricted share awards made in 2004 for services rendered in 2003 calculated by multiplying the number of shares awarded by $28.54 (the closing market price of Equity Office common shares on February 27, 2004, the trading day immediately preceding the date of grant). This valuation does not take into account the diminution in value attributable to the restrictions applicable to the common shares. 50% of the restricted share awards granted for 2003 bonuses vested on March 12, 2004, and the remaining 50% will vest in equal annual amounts on March 1 of 2005, 2006, 2007 and 2008. In the event of a termination of employment following a change in control, all unvested restricted share awards would become immediately vested. The definition of a “change in control” that would trigger the accelerated vesting of these share awards is included in the applicable share award plan under which the shares were granted or the Named Executive Officer’s restricted share agreement, and in each Named Executive Officer’s Change in Control Agreement further described in this proxy statement.

(4)	Represents the dollar value of restricted share awards made during the indicated year as long-term incentive compensation calculated by multiplying the closing market price of Equity Office common shares on the date immediately preceding the date of grant by the number of shares awarded. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the common shares. The restricted share awards granted in 2003 and 2002 vest in equal annual amounts over a five-year period beginning on the first anniversary of the grant date. The restricted share awards granted in 2001 vest over a five-year period (50% on the third anniversary of the grant date, 25% on the fourth anniversary of the grant date, and 25% on the fifth anniversary of the grant date). In the event of a termination of employment following a change in control, all unvested restricted share awards would become immediately vested. The definition of a “change in control” that would trigger the accelerated vesting of these share awards is included in the applicable share award plan under which the shares were granted or the Named Executive Officer’s restricted share agreement, and in each Named Executive Officer’s Change in Control Agreement further described in this proxy statement.

The number and value of the aggregate unvested restricted share holdings of each named executive officer at December 31, 2003 were as follows:

	Number of Restricted	Value at
Name	Common Share Awards	December 31, 2003

Richard D. Kincaid	206,500	$5,916,225
Samuel Zell	100,500	$2,879,325
Peter H. Adams	75,350	$2,158,777
Jeffrey L. Johnson	5,200	$148,980
Stanley M. Stevens	81,500	$2,334,975
Marsha C. Williams	29,100	$833,715

Distributions are paid on all restricted common share awards at the same rate as on unrestricted common shares.

(5)	Securities underlying options are reported in the year granted. In the event of a change in control, under the terms of the share option agreements, all unvested options would become immediately vested.

(6)	Includes amounts paid in 2003 for the named individuals from the following sources:

	401K Profit Sharing	401K Employer
	Employer	Matching	Company Paid Life
Name	Contribution	Contribution	Insurance Premiums

Richard D. Kincaid	$3,000	$8,000	$540
Samuel Zell	N/A	N/A	$145
Peter H. Adams	$3,000	$8,000	$390
Jeffrey L. Johnson	$1,168	$3,115	$44
Stanley M. Stevens	$3,000	$8,000	$445
Marsha C. Williams	$3,000	N/A	$424

(7)	Mr. Kincaid was appointed President effective November 14, 2002 and Chief Executive Officer effective April 1, 2003. Mr. Kincaid’s service prior to November 14, 2002 was as Executive Vice President and Chief Financial Officer.

(8)	Mr. Zell served as interim Chief Executive Officer from April 2002 through March 2003, and the salary listed is pro-rated on an annualized base salary of $850,000. Option grants reflect options granted in 2003 to Mr. Zell for serving as Chairman of the Board. Other compensation for 2002 reflects trustee fees Mr. Zell received for the period in 2002 that he served as a trustee. Bonus for 2003 was paid in the form of 35,348 restricted shares valued at $28.54 per share and took into account the fact that Mr. Zell received no bonus for services in 2002 as interim President and Chief Executive Officer. See also “COMPENSATION OF TRUSTEES — Chairman’s Compensation Agreement.”

(9)	Mr. Adams resigned from Equity Office effective January 12, 2004.

(10)	Mr. Johnson became an employee and an executive officer of Equity Office effective May 1, 2003. The “Salary” column includes $83,904 of salary paid in cash and $300,000 paid in the form of stock options for 125,000 common shares, based on a per share present value of $2.40 at the date of grant calculated using the Black-Scholes option-pricing model and the assumptions discussed below in note 3 under “2003 Option Grants.”

2003 Option Grants

      The following table shows the number and value of share options granted to each named executive officer in 2003.

	Individual Grants

		Percent of
	Number of	Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees in	Price Per		Grant Date
	Granted	Fiscal Year	Common	Expiration	Present
Name	(1)	2003	Share (2)	Date	Value (3)

Richard D. Kincaid	239,590	6.8%	$24.53	02/28/2013	$575,016
Samuel Zell	348,960	9.9%	$24.53	02/28/2013	$837,504
Peter H. Adams	69,280	2.0%	$24.53	02/28/2013	$166,272
Jeffrey L. Johnson(4)	281,250	7.9%	$25.97	04/30/2013	$675,000
Stanley M. Stevens	72,920	2.1%	$24.53	02/28/2013	$175,008
Marsha C. Williams	59,380	1.7%	$24.53	02/28/2013	$142,512

(1)	All options were granted at the fair market value of the Equity Office common shares as of the date of grant. Options granted are for a term of not more than ten years from the date of grant and, except for a portion of the options granted to Mr. Johnson, vest in three annual installments over three years beginning on the first anniversary of the grant date. (See note 4 below.)

(2)	The exercise price shown for the options granted is the closing price of the Equity Office common shares as listed on the NYSE on the trading date immediately preceding the date of grant.

(3)	As permitted by SEC rules, Equity Office elected to represent the present value of the share options at the date of grant set forth in this table calculated using the Black-Scholes option-pricing model. Equity Office’s use of this model should not be construed as an endorsement of its accuracy at valuing options. All share option models require a prediction about the future movement of the share price. The following assumptions were made for purposes of calculating grant date present value: expected time of exercise of ten years, volatility of 20.9%, risk-free interest of 3.54% and a dividend yield of 7%. The real value of the options in this table depends upon the actual performance of Equity Office’s common shares during the applicable period the options are exercisable. The dollar amounts in this column are not intended to forecast potential future appreciation, if any, of Equity Office’s common shares.

(4)	125,000 of the options shown were granted in lieu of cash salary for Mr. Johnson’s first year of employment, and vested or will vest in equal amounts on August 1, 2003, November 1, 2003, February 1, 2004 and May 1, 2004.

Option Exercises and Fiscal Year-End Option Values

      The following table shows information concerning the exercise of share options during 2003 and the number and value of share options (exercisable and unexercisable) for each of the Named Executive Officers as of December 31, 2003.

	Common		Number of Securities		Value of Unexercised In-the-
	Shares		Underlying Unexercised		Money Options at 12/31/03
	Acquired on		Options at 12/31/03 (#)		($) (1)
	Exercise	Value
Name	(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard D. Kincaid	100,000	$855,220	445,000	369,590	$1,077,300	$1,013,211
Samuel Zell	0	0	2,695,000	1,008,960	$4,933,130	$1,556,615
Peter H. Adams	0	0	224,333	125,947	$931,300	$297,034
Jeffrey L. Johnson	0	0	62,500	218,750	$167,500	$586,250
Stanley M. Stevens	75,000	$637,155	377,000	151,920	$1,307,205	$316,090
Marsha C. Williams	0	0	30,000	59,380	$82,500	$244,646

(1)	Represents the fair market value of a common share on December 31, 2003 ($28.65) less the option exercise price. An option is “in-the-money” if the fair market value of the common shares subject to the option exceeds the option exercise price.

Change in Control Agreements

      Equity Office has entered into change in control agreements with each of the Named Executive Officers (other than Mr. Zell) to address the terms and conditions of their employment in the event of a change in control. A change in control will generally be deemed to have occurred upon (a) a third party’s acquisition of 30% or more of the combined voting power of Equity Office’s voting securities, (b) shareholder approval of a merger, consolidation or other similar reorganization transaction if the shareholders prior to the transaction hold less than 70% of the voting power of the outstanding voting securities of Equity Office after the transaction and the individuals constituting the Board of Trustees prior to the transaction represent less than a majority of the Board of Trustees after the transaction, (c) a complete liquidation or dissolution of Equity Office, (d) an agreement for the sale or other disposition of all or substantially all of the assets of Equity Office (other than to an entity of which at least 70% of the voting shares are owned directly or indirectly by Equity Office) (e) the appointment after May 22, 2002 of a new chief executive officer for Equity Office, or (f) the rejection of the entire slate of trustees that the Board proposes at a single election of trustees or the rejection of one-half or more of the trustees that the Board proposes over any two or more consecutive elections of trustees. As a result of the appointment of Mr. Kincaid to the position of Chief Executive Officer, a change of control had occurred for purposes of these agreements as of April 1, 2003, with the result that as to the Named Executive Officers these agreements had effectively functioned comparably to severance agreements. Pursuant to the terms of this provision, Mr. Adams was paid his bonus for 2003, his accrued but unpaid 2004 base salary and 2004 pro-rata bonus through his termination date, and a severance payment of $1,503,306 in connection with his termination of employment on January 12, 2004. The remaining change in control agreements were subsequently amended to eliminate the provision referred to in clause (e) noted above, and, accordingly, no change in control has occurred under the amended agreements.

      Under the change in control agreements, in the event that the executive officer is dismissed within two years following the effective date of a change in control “without cause” or resigns for “good reason” (as these terms are defined in the change in control agreements), the executive officer would be entitled to all accrued but unpaid compensation and benefits in a lump sum cash payment consisting of the executive officer’s base salary and pro-rated bonus through the date of termination and a severance payment equal to a multiple of 2.5 for each of the named executive officers (a multiple of 3 for Mr. Kincaid) times the sum of (a) the greater of

(x) the executive officer’s annual base salary, at the rate in effect immediately before the change in control, and (y) the executive officer’s annual base salary, at the rate in effect immediately before his or her termination of employment, and (b) the average of the executive officer’s annual bonus for the last three fiscal years. The executive officer and his or her dependents would also continue to be eligible to participate for a period equivalent in years to the multiple of base salary described above in the medical, health, life, disability and hospitalization benefit plans, and all share options and restricted share awards held by the executive officer would become immediately vested, to the extent not previously accelerated. In addition, under the change in control agreements, if any payments made to the executive officer would result in an excise tax imposed by Section 4999 of the Internal Revenue Code, the executive officer would become entitled to receive a tax reimbursement payment that would put the executive officer in the same financial position after-tax that he would have been in if the excise tax did not apply to such amounts.

Report of the Compensation Committee on Executive Compensation

          Overview

      The Compensation Committee of the Board of Trustees, composed exclusively of independent trustees, has the responsibility to review and approve compensation and benefit programs for all senior officers of Equity Office. In addition, the Compensation Committee reviews compensation and benefit policies applicable to all employees of Equity Office. The Compensation Committee is advised by an internationally recognized independent executive compensation consultant to ensure Equity Office’s compensation programs are competitive and appropriate given Equity Office’s business priorities.

      The Compensation Committee has followed a philosophy of providing highly competitive pay opportunities to its executives, tied heavily to Equity Office’s performance, in order to attract, motivate and retain top-caliber individuals. This philosophy is implemented through a combination of base salary, incentive bonus, and long-term incentive compensation in the form of share options and restricted share grants. Aligning the interests of executives and shareholders is an underpinning of Equity Office’s pay philosophy. This aspect of Equity Office’s philosophy is implemented through delivering a significant portion of total remuneration through share-based pay (on average, over 50% of the total remuneration for Equity Office’s senior executives in 2003 was delivered in share options and restricted shares) and adopting minimum share ownership requirements by senior management ranging from 2 to 5 times base salary.

      The competitive market for Equity Office’s executive talent is represented by a broad spectrum of companies. Equity Office’s inclusion in the S&P 500 Index reflects Equity Office’s standing relative to general industrial companies. Equity Office continues to compete for executive talent against the full spectrum of real estate and general industry. As such, the Compensation Committee reviews market pay data for executives from other large public real estate investment trusts (which we refer to as “REITs”), the real estate industry in general, public non-real estate companies of comparable size to Equity Office and other non-public companies. In general, Equity Office’s pay levels are targeted to deliver 75th percentile pay levels relative to real estate industry practices (reflective of Equity Office’s size as compared to similar organizations) for real estate-specific positions and 50th percentile pay levels of non-real estate companies of comparable size for all other positions.

          Types of Compensation

      The three major components of executive compensation are base salary, incentive bonus and long-term/equity compensation in the form of share options and restricted shares.

      Base Salary. Compensation levels for each position are based on a combination of the competitive pay data (developed using the above-referenced reviews of market pay data) for the position, the position’s level of responsibility and the individual’s performance. Base salary levels increased modestly for most exempt employees in 2003, after being frozen in 2002 in recognition of the impact of the economic downturn on company results.

      Incentive Bonus. Incentive compensation, in the form of annual bonus awards, is structured in a manner that is intended to motivate senior officers and all other eligible employees by linking bonus awards to company, team and individual performance. Specific company performance measures considered in bonus determinations include, but are not limited to, funds from operations, same-store net operating income, and building occupancy and customer retention relative to market performance.

      Each bonus-eligible employee is assigned a target award opportunity, expressed as a percentage of the individual’s base salary. These target award opportunities range from 4% to 100% of salary depending on position and salary grade. These target awards are intended to be representative, in aggregate, of target bonus awards illustrated by the competitive pay data. Actual awards may be more or less than target, depending on the performance of Equity Office, the individual and, in some cases, the individual’s work group. Management makes recommendations for awards for the year based on performance for all participants except the President and Chief Executive Officer. The Compensation Committee is responsible for reviewing and approving management’s recommendations and for determining an award for the President and Chief Executive Officer. The Compensation Committee has the discretion to make these awards in cash or shares.

      The Compensation Committee reviewed management’s recommendations relative to 2003 bonus awards (which were based on the previously mentioned factors) and took into consideration its own assessment of Equity Office’s and individual performance in determining and approving final awards. In addition, the Compensation Committee determined that all bonuses for 2003 performance would be paid solely in restricted shares for employees at the level of vice president or higher. Bonuses to employees at levels below vice president were made in cash. The restricted shares were 75% vested, in the case of officers at the level of vice president, and 50% vested for all officers above the vice president level. The unvested portion of the restricted shares are subject to a four-year vesting period.

      Share Options and Restricted Share Awards. The Compensation Committee strongly believes that the interests of shareholders are best served by providing employees the opportunity to become shareholders. This is achieved through the granting of share options to all eligible employees and the issuance of restricted share awards to key employees, thus maximizing the employee’s incentive for the share price to increase. The members of the Compensation Committee believe that superior executive performance, over the long-term, will enhance long-term share performance and that such arrangements further reinforce management’s goals and incentives to achieve shareholder objectives. The Compensation Committee uses competitive pay data and an assessment of the achieved performance of each senior officer to determine the number of share options and restricted shares awarded to each such officer. In situations where the market value of the Equity Office shares declined to a level that was below the exercise price of options granted, Equity Office has not repriced or reissued the options and has no present intention of doing so in the future (absent the occurrence of a recapitization, reorganization or other capital transaction). This applies to options already granted and for any new options. The Compensation Committee is responsible for reviewing and approving management’s recommendations of awards for senior management and for determining awards for the President and Chief Executive Officer. In addition, the Committee establishes a pool of awards available for other employees to be allocated in the discretion of the President. Share option (vesting over a three-year period) and restricted share (vesting over a five-year period) grants were made in March 2003 to all eligible employees consistent with Equity Office’s established grant policies.

          Chief Executive Officer’s Compensation

      In April 2002, the Board of Trustees of Equity Office appointed Mr. Zell to roles of interim President and Chief Executive Officer in addition to his role as Chairman of Equity Office. In his role as President and Chief Executive Officer, Mr. Zell led Equity Office while the search for a successor chief executive officer was undertaken and the transition to Richard Kincaid as the new Chief Executive Officer was completed. Mr. Zell resigned as interim President effective November 14, 2002 and as interim Chief Executive Officer effective April 1, 2003. To recognize his increased responsibilities during this period, the Compensation Committee approved additional compensation for Mr. Zell that was intended to match the prior chief executive officer’s overall compensation. Mr. Zell received a salary of $209,589 for his services in 2003 as interim Chief Executive Officer, which amount was consistent with the base salary paid to the prior chief executive officer, pro-rated for the portion of 2003 that Mr. Zell was Chief Executive Officer. In March 2004, Mr. Zell also received 35,348 restricted shares as a bonus for his services in 2003 as interim Chief Executive Officer. Among the factors the Compensation Committee considered in determining the amount of this bonus was the fact that Mr. Zell received no bonus in 2003 for his services in 2002 as interim President and Chief Executive Officer. Additionally, Mr. Zell received 372,706 share options with an exercise price of $28.54 and 85,406 restricted shares pursuant to his compensation agreement for his continued role as Chairman. (See also “COMPENSATION OF TRUSTEES — Chairman’s Compensation Agreement.”) The Committee believes Mr. Zell’s total compensation package of salary, restricted stock and options was reasonable and competitive for his combined contribution as Chairman of the Board and interim Chief Executive Officer.

      Richard D. Kincaid, formerly Executive Vice President and Chief Operating Officer, was appointed President of Equity Office effective November 14, 2002 and became Chief Executive Officer as of April 1, 2003. The Compensation Committee set Mr. Kincaid’s initial base salary at $650,000 per year, effective at the time he became Chief Executive Officer. This salary was based on competitive market data and in consideration of Mr. Kincaid’s relatively brief tenure as chief executive officer. Mr. Kincaid also received 239,590 share options and 69,000 restricted shares during 2003 as long-term incentive compensation.

      In addition, in March 2004 he was awarded a bonus for 2003 performance in the form of 35,039 restricted shares. This amount was determined based on the Compensation Committee’s assessment of Equity Office’s performance in a challenging real estate market during 2003, the strategic initiatives Mr. Kincaid led during 2003 to position Equity Office for future success, and Mr. Kincaid’s successful transition to the Chief Executive Officer position.

          Policy Regarding Section 162(m)

      Section 162(m) of the Internal Revenue Code limits to $1 million Equity Office’s tax deduction each year for compensation to covered employees, except for certain qualifying “performance-based compensation.” If employed directly by Equity Office, Equity Office’s Chief Executive Officer and other four most highly paid executive officers would be considered covered employees. However, within the Equity Office companies, these senior executives, along with most other officers of Equity Office, are employed by a subsidiary of the operating partnership. As a result, Equity Office believes that it has no covered employees whose compensation is subject to the $1 million deduction limit under Section 162(m). However, to the extent that compensation is required to and does not qualify for deduction under Section 162(m), a larger portion of shareholder distributions may be subject to federal income tax expense as dividend income rather than return of capital, and any such compensation allocated to Equity Office’s taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although Equity Office will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, Equity Office nevertheless reserves the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

COMPENSATION COMMITTEE

Sheli Z. Rosenberg, Chairman
James D. Harper, Jr.
David K. McKown

Five-Year Performance Comparison

      The following graph compares our shareholder returns (assuming reinvestment of dividends) since December 31, 1998, with the S&P 500 Composite Stock Index and the index of equity REITs prepared by the National Association of Real Estate Investment Trusts (“NAREIT”). The graph assumes an investment of $100 in each of Equity Office, the S&P 500 Index and the NAREIT Index on December 31, 1998. Equity REITs are defined as those companies that derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax-qualified REITs listed on the NYSE, the American Stock Exchange or the NASDAQ Stock Market.

      The points on the graph represent the following numbers:

INDEXED RETURNS

		Year Ended
	Base
Company / Index	Dec98	Dec99	Dec00	Dec01	Dec02	Dec03

EQUITY OFFICE	$100	$109.64	$154.20	$151.49	$135.16	$166.87
S&P 500 INDEX	$100	$121.04	$110.02	$96.95	$75.52	$97.18
NAREIT INDEX	$100	$93.52	$117.73	$135.98	$143.08	$198.12

(1)	The Cumulative Five-Year Total Return was prepared for us by S&P’s Institutional Market Services.

Equity Compensation Plan Information

      The following table summarizes information, as of December 31, 2003, with respect to compensation plans (including individual compensation arrangements) that were in effect during fiscal 2003 under which Equity Office common shares are authorized for issuance:

Number of securities
		Weighted-average	remaining available for
	Number of securities to be	exercise price of	future issuance under
	issued upon exercise of	outstanding	equity compensation plans
	outstanding options,	options, warrants	(excluding securities
Plan Category	warrants and rights	and rights	reflected in column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	20,648,688	$27.10	26,561,077	(1)
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total(2)	20,648,688	$27.10	26,561,077	(1)

(1)	Includes 5,051,634 common shares that may be granted or awarded under the 1997 Share Option and Share Award Plan, as amended as of January 1, 2003, 20,000,000 common shares that may be granted or awarded under the 2003 Share Option and Share Incentive Plan, and 1,509,443 common shares issuable under the ESPP. The aggregate number of common shares that may be issued under the 1997 Share Option and Share Award Plan, as amended, equals 6.8% of the outstanding common shares, calculated on a fully diluted basis, determined annually on the first day of each calendar year, but the issuance of any awards under the 2003 Share Option and Share Incentive Plan are not counted in determining the number of shares that may be issued under the 1997 Plan.

(2)	Excludes 272,193 Equity Office common shares issuable upon exercise of options that were assumed in prior merger acquisitions that were approved by Equity Office shareholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Chicago Corporate Headquarters Lease. Equity Office leases approximately 200,000 square feet of office space at Two North Riverside Plaza, Chicago, Illinois from Two North Riverside Plaza Joint Venture. Two North Riverside Plaza Joint Venture is a partnership comprised of trusts established for the benefit of the families of Samuel Zell and Robert Lurie, a deceased former business partner of Mr. Zell. The trusts established for the benefit of members of Mr. Zell’s family hold approximately 49% of the limited partnership interests in the joint venture. Mr. Zell is Chairman of the Board of Equity Office, and also was named interim Chief Executive Officer of Equity Office from April 2002 until April 2003. The initial term of the lease is from April 1999 through April 2004. During 2003, we paid approximately $4.0 million to Two North Riverside Plaza Joint Venture for such office space. We are currently involved in negotiations with Two North Riverside Plaza Joint Venture to extend the term of this lease. The Board appointed a special committee comprised of Ms. Rosenberg and Messrs. John A. Foster, Wilson and Sidman to consider whether or not we should extend the lease, and, if appropriate, to negotiate the material terms of the lease extension. The special committee considered various other alternatives to the renewal of the lease at Two North Riverside Plaza. Based on this analysis, the special committee concluded that renewal of the lease at Two North Riverside Plaza provided the least expensive viable option available to Equity Office and recommended that the lease be extended on the following economic terms that the special committee had negotiated and that were subsequently approved by the Board (except for Mr. Zell who was not present for the Board’s discussion or action on this matter): (a) approximately 202,000 rentable square feet for a term of ten years; (b) base rent of $21.50 per square foot, increasing by $0.50 per square foot on each anniversary of the effective date of the lease extension; (c) landlord’s agreement to provide substantial life safety and other improvements within the building at no cost to Equity Office; (d) landlord’s grant to Equity Office of a right of first offer to purchase the building if landlord ever intends to sell it; and (e) our right to terminate the lease without penalty if we cease being the property manager to Two North Riverside Plaza. The Board also specified that prior to the execution of any binding lease document for the extension of this lease, Equity Office must have received a written opinion from an unbiased third party experienced in such matters confirming that the economic terms of the lease renewal are not less favorable to Equity Office than it would have been able to secure had it leased “at market” on an arm’s-length basis comparable space then available in the Chicago central business district. We have engaged Deloitte & Touche LLP to provide this written opinion.

      Wilson/ Equity Office. In June 2000, Equity Office and Wilson Investors-California, LLC, which we refer to as “WIC”, an entity controlled by William Wilson III, entered into a joint venture agreement to form Wilson/ Equity Office, LLC, which we refer to as “W/ EO,” for the purpose of developing, constructing, leasing and managing development projects in northern California. Mr. Wilson became a trustee of Equity Office in June 2000, but he will be resigning as a trustee at the time of the annual meeting of shareholders. W/EO is owned 49.9% by us and 50.1% by WIC. Mr. Wilson, through his ownership of WIC, indirectly owns approximately 22% of W/ EO (and approximately 30% of any profits to which WIC is entitled under the joint venture agreement). In the fourth quarter of 2000, Equity Office formed joint ventures with WIC, through its interest in W/ EO, to develop, construct, lease and manage several office buildings in northern California, including Concar and Foundry Square IV.

      In 2001, Equity Office entered into an agreement with W/ EO providing for mortgage financing to the ownership entity of each of these development projects at the greater of 6.5% or LIBOR plus 3.25% generally maturing in 36 months after initial funding. The Foundry Square IV project was sold in July 2003, at which time the mortgage financing provided by Equity Office for this project was repaid. As of February 29, 2004, the aggregate balance of the development loan made by Equity Office to fund the development of Concar was approximately $40.0 million. The largest amount outstanding on this indebtedness and the mortgage financing for Foundry Square IV in 2003 was approximately $84.5 million. Interest earned on these two loans in 2003 was approximately $4.0 million.

      Currently for the Concar project, Equity Office is committed to contribute approximately $1.9 million in capital to W/ EO, all of which had been funded through December 31, 2003. In addition to our investment of $1.9 million in W/ EO, we have funded through our direct interest in the Concar development project approximately $7.8 million in capital for development costs through December 31, 2003. In accordance with the W/ EO joint venture agreement, we have a right of first offer to purchase W/ EO’s interest in the Concar project subsequent to project stabilization. In addition, with respect to Foundry Square IV, Equity Office contributed to W/ EO and through our direct interest in that project approximately $3.9 million in capital for development costs, all of which was returned to Equity Office in July 2003 upon the sale of Foundry Square IV.

      In 2003 and through March 31, 2004, a subsidiary of WIC earned approximately $1.2 million for providing development management services on the Concar and Foundry Square IV projects and on Equity Office’s Foundry Square II and Ferry Building projects. Development management fees are based on a percentage of the project cost. Equity Office also has engaged this subsidiary of WIC to provide leasing brokerage services for Foundry Square II and The Ferry Building, which services were terminated as to Foundry Square II and partially terminated as to The Ferry Building in January 2004. Leasing commissions are earned on the amount of square footage leased. In 2003, approximately $1.4 million was paid to this subsidiary of WIC for these services. In 2003, this subsidiary leased approximately 18,000 square feet of office space in San Francisco, CA from Equity Office and paid approximately $119,000 in rent to Equity Office.

      Beacon Companies Limited Partnership. In 2003, Beacon Companies Limited Partnership (“Beacon LP”) leased approximately 16,500 square feet at 150 Federal Street Boston, Massachusetts from one of our affiliated entities. Edwin N. Sidman is the Chairman of the Board of Beacon LP’s general partner and a trustee of Equity Office. Beacon LP paid us approximately $608,000 in rent during 2003 for such office space. The current term of the lease is December 15, 2002 through December 31, 2007.

      Spieker Lease. In 2003, Warren E. Spieker leased approximately 2,800 square feet in one of our office buildings located in Menlo Park, California. Mr. Spieker is a trustee of Equity Office, but he will be resigning as a trustee at the time of the annual meeting of shareholders. Mr. Spieker paid us approximately $165,000 in rent during 2003. The initial term of the lease is June 2002 through May 2007.

      Spieker Merit Plan. In 1993, Spieker Properties, Inc. (“Spieker”) established the Spieker Merit Plan. The purpose of the Spieker Merit Plan was to reward and provide incentives for outstanding performance on behalf of Spieker by selling at fair market value to selected limited partners and other employees of Spieker Properties, L.P., Spieker’s operating partnership subsidiary (“Spieker Partnership”), units to purchase limited partnership interests of Spieker Partnership. The Spieker Merit Plan was funded with outstanding units of limited partnership interest of Spieker Partnership contributed to the Spieker Merit Plan by certain founding limited partners of Spieker Partnership, including Mr. Spieker, John A. Foster and Craig G. Vought. Participants in the Spieker Merit Plan paid for their units with full recourse promissory notes that were secured by their units. The promissory notes were repayable in annual installments of principal and interest over ten years or upon termination of employment, if earlier. As payment for the units contributed to the Spieker Merit Plan by the founding limited partners of Spieker Partnership, Spieker was obligated to pay any cash proceeds received from repayment of participant notes to the founding limited partners of Spieker Partnership who contributed units pro rata based on the number of contributed units. As a result, Spieker did not have any economic interest in the participant promissory notes. Under the terms of the participant promissory notes, all participant notes became due and payable upon the completion in July 2001 of Equity Office’s acquisition by merger of Spieker when the Spieker Merit Plan participants ceased to be employed by Spieker. In 1995, Messrs. Foster and Vought were awarded 6,690 units and 6,869 units, respectively, under the Spieker Merit Plan. The annual interest rate on their notes was 7.93%.

      During the period that Spieker operated the Spieker Merit Plan, Spieker Merit Plan participants, including Messrs. Foster and Vought, did not make any cash payments under their promissory notes. Instead, Spieker annually forgave the annual payment of principal and interest under the notes and participants recognized annual salary income in the amount of the annual payment. A corresponding amount that Spieker owed to the founding limited partners of Spieker Partnership who contributed units to the Spieker Merit Plan also was effectively forgiven, as there were no cash proceeds received upon forgiveness of the participant promissory notes. Based on Equity Office’s discussions with Spieker management prior to the merger, Equity Office believes that it was the intention of Spieker and the participants in the plan that the annual payments of principal and interest under the notes would continue to be forgiven post-merger. Due to the enactment in July 2002 of the Sarbanes-Oxley Act, which contains restrictions on the making of new loans by public companies to their directors or executive officers or the modification or renewal of certain grandfathered loans, there was some uncertainty whether Equity Office could forgive the amounts due under Messrs. Foster and Vought’s notes. Given this uncertainty, on March 31, 2003, Messrs. Foster and Vought repaid their notes in full and the cash proceeds thereof were paid over to the founding limited partners of Spieker Partnership in accordance with the Spieker Merit Plan.

      During 2003, the largest amounts outstanding under the promissory notes of Messrs. Foster and Vought were $85,861.82 and $88,159.48, respectively, which were also the amounts outstanding under these notes as of March 31, 2003, when the notes were repaid in full. Messrs. Foster and Vought resigned as trustees of Equity Office effective September 22, 2003.

COMMON SHARE AND UNIT OWNERSHIP BY TRUSTEES AND EXECUTIVE OFFICERS

      This table indicates how many Equity Office common shares and units of partnership interest in EOP Operating Limited Partnership were beneficially owned as of March 22, 2004 by:

•	each current trustee and each nominee for election as a trustee in 2004;

•	each executive officer named in the Summary Compensation Table not also listed as a trustee; and

•	trustees and executive officers as a group.

      In general, “beneficial ownership” includes those common shares a trustee or executive officer has the power to vote or the power to dispose, EOP Partnership units that are redeemable and share options or warrants that are exercisable currently or become exercisable, or redeemable, within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them.

	Common
	Shares and					Percentage of
	Partnership		Options			all Common
	Units		Exercisable		Percentage of	Shares and
	Beneficially		within	Phantom	all Common	Partnership
Name	Owned(1)		60 days	Share Units(2)	Shares(1)	Units(1)(3)

Mr. Dobrowski	1,395		105,667	0	*	*
Mr. Goodyear	30,864		105,667	13,511	*	*
Mr. Harper	2,028		152,917	13,533	*	*
Mr. Kincaid	224,238		499,863	230,581	*	*
Mr. McKown	5,294		105,667	13,372	*	*
Mr. Reinsdorf	5,021		105,667	11,135	*	*
Ms. Rosenberg	286,893	(4)	184,917	13,323	*	*
Mr. Sidman	278,485	(5)	50,517	12,907	*	*
Mr. Spieker	4,747,916	(6)	16,717	4,947	1.2%	1.1%
Mr. van der Vlist(7)	0		0	0	*	*
Mr. Wilson	557,583	(8)	27,217	6,975	*	*
Mr. Zell	2,051,741	(9)	3,266,320	47,514	1.3%	1.2%
Mr. Adams(10)	77,531	(11)	284,093	25,888	*	*
Mr. Johnson	53,882	(12)	177,083	5,701	*	*
Mr. Stevens	89,947	(13)	403,306	99,114	*	*
Ms. Williams	60,253		49,793	9,698	*	*
Trustees and executive officers as a group (19 persons including those named above)	8,581,651	(14)	5,687,356	531,073	3.6%	3.2%

*	Less than 1%.

(1)	The number of common shares beneficially owned is based on SEC regulations regarding the beneficial ownership of securities. Percentages are based on a total of 403,169,730 common shares outstanding as of March 22, 2004. The percentage of common shares beneficially owned by a person includes the number of phantom share units corresponding to shares held by the trustee of the SRP (see note 2 below), and assumes that all EOP Partnership units held by the person are exchanged for common shares (on a one-for-one basis), that none of the EOP Partnership units held by other persons are so exchanged, that all options exercisable within sixty days of March 22, 2004 to acquire common shares held by the person are exercised and that no options to acquire common shares held by other persons are exercised. EOP Partnership units have distribution rights, but no voting rights. The number of common shares beneficially owned may include both vested and unvested restricted share awards. See “EXECUTIVE COMPENSATION.”

(2)	Reflects the number of phantom share units credited to the account of each trustee or executive officer participating in the SRP. Trustees and executive officers may direct the voting of the shares corresponding to their phantom share units.

(3)	Assumes a total of 451,949,953 common shares and EOP Partnership units outstanding as of March 22, 2004 (403,169,730 common shares and 48,780,223 EOP Partnership units).

(4)	Includes 95,759 common shares and 191,134 EOP Partnership units held by Ms. Rosenberg. Of these amounts, 21,303 common shares and 17,318 EOP Partnership units are held by Ms. Rosenberg’s spouse.

(5)	Includes 1,395 common shares and 277,090 EOP Partnership units held directly and indirectly by Mr. Sidman. Excludes 532,718 EOP Partnership units held by The Leventhal Family Limited Partnership, of which Mr. Sidman’s spouse is a general partner. Mrs. Sidman has a pecuniary interest in these excluded shares.

(6)	Includes 1,395 common shares held directly by Mr. Spieker and 145,191 common shares and 4,598,760 EOP Partnership units held by Mr. Spieker as trustee for the Spieker Living Trust. Also includes 2,570 common shares held by Mr. Spieker’s spouse.

(7)	Mr. van der Vlist serves as PGGM’s representative on our Board of Trustees. See “BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT.”

(8)	Includes 16,188 EOP Partnership units held by Mr. Wilson as trustee for three trusts for the benefit of his children, and 41,395 common shares and 500,000 EOP Partnership units owned directly by Mr. Wilson.

(9)	Includes 205,014 common shares held directly by Mr. Zell; 27,348 common shares and 1,775,065 EOP Partnership units held by Samstock/ SZRT, L.L.C.; 12,314 EOP Partnership units held by RSB Properties Trust; and 32,000 common shares held by the Helen Zell Revocable Trust. The number in the table excludes an additional 1,523,321 common shares and 11,845,754 EOP Partnership units in which Mr. Zell has a pecuniary interest but does not have voting or dispositive power. If these excluded shares and units were included in the table, Mr. Zell would beneficially own approximately 4.5% of the common shares and 4.1% of all common shares and EOP Partnership units.

(10)	Mr. Adams resigned as an executive officer and employee of Equity Office effective January 12, 2004. As a result, we cannot verify his share ownership as of March 22, 2004 and the table reflects his share ownership as of February 10, 2004, the date of his last report filed to report his share ownership.

(11)	Includes 76,695 common shares and 836 EOP Partnership units held by Mr. Adams.

(12)	Includes 2,000 common shares held by Mr. Johnson’s spouse.

(13)	Includes 83,020 common shares and 6,927 EOP Partnership units held by Mr. Stevens. Mr. Stevens’ spouse holds 49 of the common shares shown.

(14)	Includes 1,203,337 common shares and 7,383,635 EOP Partnership units.

BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT

      The following table sets forth information with respect to persons who are believed by us to beneficially own more than 5% of our outstanding common shares. The percentage of common shares with respect to the number of common shares beneficially owned is as of March 22, 2004. The number of common shares beneficially owned is taken from the most recent Schedule 13D or 13G filed with the SEC on behalf of such persons or other information made available to us as of March 22, 2004. Except as otherwise indicated, the reporting persons have stated that they possess sole voting and sole dispositive power over the entire number of shares reported.

	Number of Shares
	Beneficially	Percentage
Name and Address of Beneficial Owner	Owned	of Common Shares

Dodge & Cox(1)	36,284,418	9.0%
One Sansome Street 35th Floor San Francisco, CA 94101
Stichting Pensioenfonds Voor de Gezondheid, Geestelijke en	22,472,072	5.6%
Maatschappelijke Belangen (“PGGM”)(2)
Kroostweg — Noord 149 3700 AC Zeist The Netherlands

(1)	Amendment No. 1 to the Schedule 13G of the reporting person filed with the SEC on February 17, 2004, states that Dodge & Cox has sole power to vote or direct the vote of 34,225,168 common shares, shared power to vote or direct the vote of 307,500 common shares and has the sole power to dispose or direct the disposition of 36,284,418 common shares. Amendment No. 1 to the Schedule 13G of the reporting person also states that the securities are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

(2)	In connection with Equity Office’s acquisition of Cornerstone Properties Inc. in June 2000, Equity Office agreed to assume Cornerstone’s obligations under an amended and restated registration rights and voting agreement, dated December 16, 1998, between Cornerstone and PGGM, as amended by a voting agreement entered into by Equity Office and PGGM concurrently with the Cornerstone merger agreement. Under this agreement, PGGM may not take any of the following actions until 90 days after the date on which no Equity Office trustee nominated by PGGM in accordance with the PGGM voting agreement remains a trustee of Equity Office:

•	directly or indirectly purchase or otherwise acquire, or propose or offer to purchase or otherwise acquire, any of Equity Office’s equity securities if, immediately after such purchase or acquisition, PGGM and its affiliates would own 12% or more of Equity Office common shares. “Equity security” means any (a) Equity Office common shares, (b) securities of Equity Office that are convertible into or exchangeable for Equity Office common shares and (c) options, rights, warrants and similar securities issued by Equity Office to acquire Equity Office common shares;

•	directly or indirectly propose to Equity Office or any person or entity a “business combination,” which is defined to mean any one of the following transactions: (a) any merger or consolidation of Equity Office or any Equity Office subsidiary with any person or entity, other than Equity Office; (b) any sale, lease exchange, mortgage, pledge, transfer or other disposition by Equity Office, in one transaction or a series of transactions to or with any person or entity, of all or a substantial portion of the assets of Equity Office and its subsidiaries taken as a whole; (c) the adoption of any plan or proposal for the liquidation or dissolution of Equity Office proposed by or on behalf of PGGM or any affiliate of

PGGM; or (d) any reclassification of securities (including any reverse share split), recapitalization of Equity Office, or any merger or consolidation of Equity Office with any of its subsidiaries, or any other transaction to which Equity Office is a party which has the effect, directly or indirectly, of increasing the proportionate share of PGGM or any affiliate of PGGM, whether or not with or into or otherwise involving PGGM or any affiliate of PGGM; or

•	make, or in any way participate in, any solicitation of proxies to vote, or seek to advise, encourage or influence any person or entity with respect to the voting of any capital shares of Equity Office, initiate, propose or otherwise solicit shareholders of Equity Office for the approval of one or more shareholder proposals or induce or attempt to induce any other person or entity to initiate any shareholder proposal, or deposit any equity securities of Equity Office into a voting trust or subject any equity securities to any arrangement or agreement with respect to the voting of such securities, or form, join or in any way participate in a group with respect to any equity securities.

The standstill provision may be waived by Equity Office with the approval of a majority of its Board, excluding any trustee nominated by PGGM. Mr. van der Vlist currently serves as PGGM’s representative on our Board of Trustees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our trustees and executive officers to file reports of holdings and transactions in Equity Office shares with the SEC and the NYSE. We believe that, during 2003, all applicable filing requirements of our trustees and executive officers were made on a timely basis except for the following:

•	One late filing By Mr. Spieker reflecting shares held by his spouse that should have been included in his initial Form 3.

•	One late filing by Mr. Zell reflecting 32,000 common shares that were held by Mr. Zell’s spouse in her capacity as trustee of a trust at the time of Mr. Zell’s marriage to her. Mr. Zell disclaims any beneficial interest in these shares.

•	One late filing by Mr. Johnson reflecting an award of employee share options.

•	One late filing by each of Messrs. Spieker and Goodyear reflecting an acquisition of shares through the Employee Stock Purchase Plan.

•	Equity Office maintains a Second Amended and Restated Supplemental Retirement Savings Plan (“SRP”) that allows participants in the SRP to defer receipt of restricted shares issued to them under other equity compensation plans we maintain when those shares have vested. Prior to 2004, Section 16(a) reports filed by certain of our executive officers were made on the basis that the deferral of restricted shares into the SRP should be characterized as a change of direct ownership to indirect ownership and could be reported in the next Form 4 filing by the executive officer (instead of within two business days of the transaction). In 2004, we became aware that these types of deferrals should have been reported within two days after the event as a disposition of the formerly restricted shares and corresponding acquisition of an equal number of derivative securities, i.e., phantom share units. The combined number of shares and what should have been reflected as phantom share units had always been disclosed on the Section 16(a) reports filed by the executive officers who had such transactions. As a result of the foregoing, each of the following executive officers had one or more transactions described above during 2003 that was reported late: (a) Messrs. Adams, Kincaid, Christopher Mundy and Stevens each filed three late reports reflecting three of such transactions on each report; (b) David Helfand filed two late reports reflecting three of such transactions on each report; and (c) Lawrence Krema, Robert Winter and Ms. Williams each filed one late report reflecting one of such transactions on the report.

PROPOSAL 2: RATIFICATION OF THE AUDIT COMMITTEE’S
APPOINTMENT OF INDEPENDENT AUDITORS

      The Audit Committee has selected and appointed the firm of Ernst & Young LLP to act as our independent auditors for 2004. Ernst & Young LLP was first engaged to audit our books for the fiscal year ended December 31, 1997 and has served as our auditors since such time. Ratification of the appointment of auditors requires a majority of the votes cast. Any shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the vote.

      The Board recommends that Equity Office shareholders vote FOR ratification of the appointment of Ernst & Young LLP.

      Although shareholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our shareholders for ratification as a matter of good trust governance practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent public accounting firm at any time if it determines that such a change would be in the best interests of Equity Office and its shareholders. If our shareholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.

      Representatives of Ernst & Young LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees

      The following presents fees billed for audit services rendered by Ernst & Young LLP for the audit of our financial statements for the years ended December 31, 2003 and December 31, 2002, and for fees billed in those two periods for other services rendered by Ernst & Young LLP. Certain amounts for 2002 have been reclassified to conform to the 2003 presentation.

      Audit Fees: $710,250 for 2003 and $780,000 for 2002.

      Audit-Related Fees: $721,800 for 2003 and $446,600 for 2002. These fees include stand-alone property audits required for loan or venture compliance, employee benefit plan audits and services in preparation of Sarbanes-Oxley Act section 404 attestation.

      Tax Fees: $335,403 for 2003 and $651,300 for 2002. These fees include tax compliance and tax planning services. For 2003, $262,000 of the amount shown relates to fees for tax compliance (for example, preparation of tax returns), and $73,403 relates to fees for tax consulting and advisory services.

      All Other Fees: $0 for 2003 and $0 for 2002.

Preapproval Policies and Procedures

      Our Audit Committee has adopted a pre-approval policy requiring that the Audit Committee pre-approve all audit and permissible non-audit services to be performed by Ernst & Young LLP. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require separate pre-approval by the Audit Committee. The Audit Committee has delegated to its Chairman the authority to grant any required approvals between meetings of the Committee, provided that the Chairman report the details of the exercise of any such delegated authority at the next meeting of the Audit Committee.

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

      Shareholder proposals intended to be presented at the 2005 annual meeting of shareholders must be received by the Secretary of Equity Office no later than December 15, 2004 to be considered for inclusion in our proxy statement relating to the 2005 annual meeting. In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or submit any other matter to a vote at the 2005 annual meeting of shareholders (other than a shareholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver such information to our Secretary no earlier than February 18, 2005 and not later than March 18, 2005 and must comply with the other provisions and requirements of Article II, Section 13 of our Third Amended and Restated Bylaws, which are on file with the SEC and may be obtained from our Secretary upon request. Our Bylaws are also available in the Investor Relations/ Trust Governance section of our website at www.equityoffice.com.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

      The Board knows of no other matters to be presented for shareholder action at the annual meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

OTHER INFORMATION

      Equity Office will pay the cost of its proxy solicitation. In addition to soliciting proxies by mail, we have engaged MacKenzie Partners, Inc., a proxy solicitation firm, to assist in obtaining proxies from our common shareholders on a timely basis. We will pay MacKenzie Partners, Inc.’s reasonable out-of-pocket expenses plus a $7,500 fee for these services. We will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies.

      We also expect that some of our employees will solicit Equity Office common shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this.

By Order of the Board of Trustees

Stanley M. Stevens
Executive Vice President, Chief Legal Counsel and Secretary

Chicago, Illinois

April 14, 2004

ANNEX A

EQUITY OFFICE PROPERTIES TRUST

AUDIT COMMITTEE CHARTER

Effective February 18, 2004

(Amends and Restates in its Entirety the Audit Committee Charter
Adopted Effective November 8, 2001)

I.	PURPOSE

      The Audit Committee is appointed by the Board of Trustees of the Trust (the “Board”) to:

(a) assist in Board oversight of (1) the integrity of the Trust’s financial statements, (2) the Trust’s compliance with legal and regulatory requirements, (3) the qualifications and independence of the Trust’s independent auditor (the “Independent Auditor”) and (4) the performance of the Trust’s internal audit function and Independent Auditor; and

(b) prepare an Audit Committee report as required by the proxy rules of the Securities and Exchange Commission (“SEC”) to be included in the Trust’s annual meeting proxy statement.

      The Audit Committee shall have and perform the same duties and responsibilities, to the extent required by applicable law, with respect to the Trust’s subsidiary, EOP Operating Limited Partnership (“EOP Partnership”), to those contained herein with respect to the Trust, as long as the Trust is the general partner of that entity and EOP Partnership is a public reporting company.

II.	COMPOSITION AND EXPERTISE

      (a) All members of the Audit Committee shall meet the independence requirements of the New York Stock Exchange (“NYSE”) and the rules of the SEC. The members of the Audit Committee shall also meet the experience requirements of the NYSE. Determinations as to whether a particular trustee satisfies the requirements for membership on the Audit Committee will be made by the Board upon the recommendation of the Nominating and Governance Committee.

      (b) The members of the Audit Committee shall be elected by the Board on the recommendation of the Nominating and Governance Committee at the annual organizational meeting of the Board and shall serve until their successors shall have been duly elected and qualified or until their earlier resignation or removal. Audit Committee members may be removed and replaced by the Board. Unless a Chair is designated by the Board, the members of the Audit Committee may elect a Chair by majority vote.

      (c) The Audit Committee shall be composed of not less than three trustees.

III.	DUTIES AND RESPONSIBILITIES

      The Audit Committee shall, as and to the extent deemed appropriate:

Oversight of Financial Disclosure Matters

      (a) Discuss the Trust’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. (The Audit Committee’s responsibility to discuss earnings releases as well as financial information and earnings guidance may be done generally (that is, discussion of the types of information to be disclosed and the type of presentation to be made but not the specific text of the earnings release or the specific financial information contained therein or in any earnings guidance). The Audit Committee need not discuss in advance each earnings release or each instance in which the Trust may provide earnings guidance.)

      (b) Discuss the annual audited financial statements and the quarterly financial statements of the Trust with management and the Independent Auditor, including the Trust’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

      (c) Discuss with the Independent Auditor any matters required under Statement on Auditing Standards No. 100, Interim Financial Information, as modified or supplemented, to be communicated by the Independent Auditor to the Audit Committee or its Chair in connection with the Independent Auditor’s review required under Rule 10-01(d) of Regulation S-X, or any successor rule, of the interim financial statements of the Trust to be included in its quarterly reports on Form 10-Q. The Chair may represent the entire Audit Committee, either in person or by telephone conference call, for purposes of the discussion regarding the Independent Auditor’s SAS No. 100 review contemplated in this paragraph.

      (d) Discuss policies established by the Trust’s CEO and senior management with respect to risk assessment and risk management.

      (e) Receive from each registered public accounting firm, including the Independent Auditor, that performs for the Trust any audit required under the securities laws its report required by Rule 2-07(a) of Regulation S-X, or any successor rule.

      (f) Discuss with the Independent Auditor, the Independent Auditor’s judgments about the quality and acceptability of the Trust’s accounting principles as applied in its financial reporting, significant accounting policies, audit conclusions regarding the reasonableness of significant accounting estimates, any audit adjustments, any disagreements between the Independent Auditor and management and any other matters required to be communicated by the Independent Auditor with the Audit Committee under American Institute of Certified Public Accountants, Auditing Standards Executive Committee, Statement on Auditing Standards No. 90, Communications with Audit Committees, as modified or supplemented.

      (g) Ensure receipt of and review the written disclosures and letter from the Independent Auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as modified or supplemented, delineating all relationships between the Independent Auditor and its related entities and the Trust and its related entities that in the Independent Auditor’s professional judgment may reasonably be thought to bear on independence and engage in dialogue with the Independent Auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the Independent Auditor.

      (h) Based on the review and discussions referred to in paragraphs III. (b) (with respect to the annual audited financial statements), (f) and (g), determine whether to recommend to the Board that the audited financial statements be included in the Trust’s Annual Report on Form 10-K for the last fiscal year.

      (i) On an annual basis, either as part of the written disclosures to be provided by the Independent Auditor under Independence Standards Board Standard No. 1, as modified or supplemented, or in a separate document, obtain from the Independent Auditor a written statement of the aggregate fees billed for each of the categories of services set forth in Item 9 of Schedule 14A under the Securities Exchange Act of 1934. If applicable and consistent with Independence Standards Board Standard No. 1 and Item 9 of Schedule 14A under the Securities Exchange Act of 1934, the Audit Committee shall consider whether the Independent Auditor’s provision of non-audit services to the Trust is compatible with maintaining the independence of the Independent Auditor.

      (j) Prepare the Audit Committee report required by the rules of the SEC to be included in the Trust’s annual meeting proxy statement.

Oversight of the Relationship with the Independent Auditor

      (k) Be directly responsible for the appointment, compensation, retention and oversight of the work of any independent auditor engaged (including resolutions of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Trust, and each such independent auditor shall report directly to the Audit Committee. In fulfilling such oversight responsibilities, the Audit Committee shall periodically receive reports from the Chief Financial Officer and the Chief Accounting Officer of the Trust as to the work being performed by the Independent Auditor. The Audit Committee shall have the sole authority to appoint and retain and terminate, when appropriate, any independent auditor of the Trust, and to review and assess the activities of any independent auditor of the Trust.

      (l) Before any independent auditor is engaged by the Trust or its subsidiaries, pre-approve all audit services and all non-audit services permitted to be performed by the independent auditor under Rule 2-01(c)(7) of Regulation S-X, or any successor rule, or establish procedures for the engagement of the independent auditor to provide audit and permitted non-audit services. The Audit Committee may delegate to one or more of its members the authority to grant pre-approvals of audit and permitted non-audit services.

      (m) Meet with the Independent Auditor prior to the audit to review the planning and staffing of the audit.

      (n) Review with the Independent Auditor any audit problems or difficulties and management’s response, including any restrictions on the scope of the Independent Auditor’s activities or on access to requested information, and any significant disagreements with management. Among the items the Audit Committee may want to review with the Independent Auditor are: any accounting adjustments that were noted or proposed by the Independent Auditor but were “passed” (as immaterial or otherwise); any communications between the audit team and the Independent Auditor’s national office respecting audit or accounting issues presented by the engagement; and any “management” or “internal control” letter issued, or proposed to be issued, by the Internal Auditor to the Trust.

      (o) At least annually, obtain and review a report by the Independent Auditor describing: (1) the Independent Auditor’s internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review, or peer review, of the Independent Auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Independent Auditor, and any steps taken to deal with such issues and (3) (to assess the Independent Auditor’s independence) all relationships between the Independent Auditor and the Trust.

      (p) Annually receive a status report from the Independent Auditor on the rotation of audit team partners required by the rules and regulations of the SEC.

      (q) Set clear hiring policies for the Trust and its subsidiaries for employees or former employees of the Independent Auditor.

Oversight of the Internal Audit Function

      (r) Review the activities, budget and staffing of the Internal Audit Department and the performance of the head of the Internal Audit Department who shall report functionally to the Audit Committee (the “Internal Auditor”).

      (s) Review and approve any changes to the Internal Audit Charter.

      (t) Discuss with the Independent Auditor the responsibilities, budget and staffing of the Trust’s internal audit function.

      (u) Review with the Internal Auditor: (1) his or her assessments of the adequacy of internal controls, (2) the resolution of any identified material weaknesses and reportable conditions in internal controls over financial reporting, including the prevention or detection of management override or compromise of the internal control system and (3) the reports issued with respect to the annual financial statements, the internal control structure and procedures for financial reporting.

Oversight of Compliance Matters

      (v) Review reports received from the Trust’s Chief Executive Officer, Chief Financial Officer, Chief Legal Counsel, Internal Auditor and the Independent Auditor regarding the Trust’s policies and procedures regarding compliance with applicable laws and regulations and with the Trust’s codes of conduct.

      (w) Review, with the Trust’s counsel, any legal compliance matter brought to the attention of the Audit Committee that could have a significant impact on the Trust’s financial statements.

Other Governance Responsibilities

      (x) Meet no less frequently than quarterly.

      (y) Keep a record of the acts and proceedings of the Audit Committee and report regularly thereon to the Board or whenever requested to do so.

      (z) Review annually the performance of the Audit Committee.

      (aa) Review and reassess the adequacy of the Audit Committee’s charter annually and recommend any proposed changes to the Board for approval.

      (bb) Establish procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by Trust employees of concerns regarding questionable accounting or auditing matters.

      (cc) Have the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

      (dd) Receive appropriate funding, as determined by the Audit Committee, from the Trust for the payment of compensation to the outside legal, accounting or other advisors employed by the Audit Committee and the payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

      (ee) Meet separately, periodically (as the Audit Committee determines necessary), with management, with the Disclosure Committee or its representative, with the Internal Auditor and with the Independent Auditor.

      (ff) Perform such other activities, consistent with this Charter, the Trust’s Declaration of Trust, Bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

Other Matters

      (gg) The Audit Committee may form and delegate authority to subcommittees if determined to be necessary or advisable.

      (hh) The Audit Committee shall have the authority to conduct any investigation appropriate to fulfilling its responsibilities and shall have direct access to the Independent Auditor, management and Internal Audit personnel. The Audit Committee may, to assist it in the performance of its responsibilities, engage and obtain the advice and assistance from outside legal, accounting or other advisors of its choosing, without the approval of the engagement by the Board or management, and may direct the proper officers of the Trust to pay the reasonable fees and expenses of any such advisors. The Audit Committee may request the Trust’s internal counsel, the Trust’s outside counsel or any counsel retained by the Audit Committee to attend a meeting of the Audit Committee or to meet with any members of the Audit Committee.

      (ii) Each member of the Audit Committee shall, in the performance of his or her duties, be entitled to, and will be held harmless with respect to, any act or failure to act (1) in reliance on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by: (A) an officer or employee of the Trust whom the member reasonably believes to be reliable and competent in the matters presented; (B) a lawyer, certified public accountant, or other person, as to a matter which the member reasonably believes to be within the person’s professional or expert competence; or (C) a committee of the

Board on which the member does not serve, as to a matter within its designated authority, if the member reasonably believes the committee to merit confidence or (2) in the exercise of his or her business judgment.

      (jj) While the Audit Committee has the duties and responsibilities set forth in this Charter in assisting the Board in fulfilling its oversight responsibilities with respect to the Trust’s audit, accounting and financial reporting processes generally and the Trust’s system of internal controls, it is not the duty of the Audit Committee to plan or conduct audits, to implement internal controls or to determine that the Trust’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Independent Auditor. Nor is it the duty of the Audit Committee, unless so directed by the Board, to conduct investigations or to assure compliance with laws and regulations or the Trust’s Codes of Conduct. The review of the financial statements by the Audit Committee is not an audit and is not of the same quality as the audit performed by the Independent Auditor.

      (kk) As provided in applicable SEC regulations: (1) A person who is determined to be an audit committee financial expert will not be deemed an “expert” for any purpose, including without limitation for purposes of section 11 of the Securities Act of 1933, as a result of being designated or identified as an audit committee financial expert; (2) The designation or identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and Board in the absence of such designation or identification; and (3) The designation or identification of a person as an audit committee financial expert does not affect the duties, obligations or liability of any other member of the Audit Committee or Board.

      Adopted by the Board of Trustees on February 18, 2004.

SKU# EOP-PS-04

DETACH HERE	ZEOPT2

PROXY

EQUITY OFFICE PROPERTIES TRUST

Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606
This Proxy is being solicited on behalf of the Board of Trustees for the Annual Meeting of Shareholders to be held on May 19, 2004

     The undersigned shareholder of Equity Office Properties Trust, a Maryland real estate investment trust (“Equity Office”), hereby appoints Marsha C. Williams and Stanley M. Stevens, or either of them, (the “Proxy Holders”) with full power of substitution, as proxies for the undersigned to represent the undersigned at the Annual Meeting of Shareholders of Equity Office to be held at One North Franklin Street, 3rd Floor, Chicago, Illinois, at 8:30 a.m. (C.D.T.) on Wednesday, May 19, 2004, and any adjournment or postponement thereof (the “Annual Meeting”), and to vote all Common Shares of Beneficial Interest of Equity Office which the undersigned may be entitled to vote at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such Common Shares.

     You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. The Proxy Holders cannot vote your shares unless you sign and return this card or transmit your voting instructions over the Internet or telephone as described on the reverse side.

     Note: If you plan to attend the Annual Meeting in person, please let us know by marking this proxy card in the space provided.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

EQUITY OFFICE PROPERTIES TRUST

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Maryland law permits a shareholder to authorize another person to act as proxy and to transmit that authorization to the proxy by any telephonic or electronic means.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/eop

OR

Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you transmit your voting instructions over the Internet or by telephone, please do not mail your card.

DETACH HERE

ZEOPT1

1652

☒	Please mark votes as in this example.

1.	Authority to vote for the election as trustees of the nine nominees of the Board listed below.

							FOR	AGAINST	ABSTAIN
Nominees:	(01) Thomas E. Dobrowski, (02) William M. Goodyear, (03) James D. Harper, Jr., (04) Richard D. Kincaid, (05) David K. McKown, (06) Sheli Z. Rosenberg, (07) Edwin N. Sidman, (08) Jan H. W.R. van der Vlist, (09) Samuel Zell.				2.	Ratification of the Audit Committee’s appointment of Ernst & Young LLP as independent auditors.	☐	☐	☐

	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	3.	In their discretion, the Proxy Holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

☐	For all nominees except for those nominees whose names or numbers are noted above
					This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted FOR the election of the nine nominees, FOR item 2 and otherwise in the discretion of the Proxy Holders.

					MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT				☐

					MARK HERE IF YOU PLAN TO ATTEND THE MEETING				☐

					Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title under signature.

Signature:	Date:	Signature:	Date: